Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use and reference to our name and report auditing a portion of Ovintiv Inc.'s petroleum and natural gas reserves as of December 31, 2025 (the "Report"), and the information derived from our Report, as described or incorporated by reference in Ovintiv Inc.'s: (i) Annual Report on Form 10-K for the year ended December 31, 2025, and (ii) Registration Statements on Form S-8 (File Nos. 333-231248, 333-188758, 333-140856, 333-124218, and 333‑85598), filed with the United States Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas

February 23, 2026